EXHIBIT 21

Subsidiaries of the Registrant

LoJack Equipment Ireland Limited, an Ireland Company

LoJack de Mexico, S. de R.L. de CV, a Mexican Limited Liability Company

LoJack do Brasil LTDA, a Brazilian Limitada

LoJack Italia SRL, an Italian Company

LoJack Network SRL, an Italian Company

LoJack Global LLC, a Delaware Limited Liability Company

LoJack Operating Company, L.P., a Delaware Limited Partnership

Boomerang Tracking Inc., a Canadian Corporation

An Jie China Holdings Limited, a Cyprian Company

LoJack of Puerto Rico, Inc., a Puerto Rico Corporation

Boisen S.A., a Uruguay Company

LoJack International Benelux, SPRL, a Belgian Company

LoJack European Network B.V., a Dutch private limited company

LSC Locator Systems International Corp., a Canadian Company

LoJack SafetyNet, Inc., a Delaware Corporation

SC-Integrity, Inc., a Delaware Corporation